Exhibit 10.7

AMENDED AND RESTATED
SUPPLEMENTAL PENSION PLAN
OF THE TIMKEN COMPANY
(Amended and Restated Effective as of October 1, 2018)

The Timken Company (“Timken” or the “Company”) hereby amends and restates the Supplemental Pension Plan of The Timken Company (the “Supplemental Plan”), originally effective May 14, 1979, for the following purpose and in accordance with the provisions as set forth below. Three prior amendments and restatements of the Supplemental Plan were effective as of January 1, 2009, January 1, 2011 and June 1, 2013. Another amendment and restatement of the Supplemental Plan was effective as of June 30, 2014.
Effective as of June 30, 2014 (the “Split Date”), certain liabilities of this Supplemental Plan attributable to the benefits accrued for the Transferred Participants were spun off and transferred to the Supplemental Pension Plan of TimkenSteel Corporation (the “TimkenSteel Supplemental Plan”), which was established by the TimkenSteel Corporation (“TimkenSteel”) as a continuation of this Supplemental Plan solely with respect to such Transferred Participants. On and after the Split Date, such Transferred Participants ceased to be Participants under the Supplemental Plan and became participants under the TimkenSteel Supplemental Plan.
This amendment and restatement of the Supplemental Plan is effective as of October 1, 2018.

1.	Purpose
The purpose of the Supplemental Plan is to provide for, on or after the effective date hereof, the payment of supplemental retirement benefits:
(a)to those participants of certain qualified defined benefit plans of the Company whose benefits payable under such qualified defined benefit plans of the Company are subject to certain benefit limitations imposed by ERISA and Section 401 and Section 415 of the Code (collectively referred to as “Code Limitations”); and
(b)to certain employees of the Company who have Employee Excess Benefits Agreements (“Excess Agreements”) that are in effect with the Company.

2.	Eligibility
Each of the following individuals shall be eligible for benefits under the Supplemental Plan and shall be known as a “Participant”:
(a)Members of or participants in (i) The Timken Company Retirement Plan for Salaried Employees, (ii) prior to January 1, 2012, the 1984 Retirement Plan for Salaried Employees of The Timken Company, and (iii) the TLMT Plan but only to the extent the members or participants are members or participants pursuant to Part Seven, Part Eight, Part Ten (other than Kilian Participants, as defined in Part Ten), and, effective January 1, 2012, Part Fifteen of the TLMT Plan (the plans, or portions of plans, identified in clauses (i), (ii) and (iii) being collectively the “Qualified Plan”), other than participants described in paragraph 2(c), who are eligible for a retirement benefit other than a deferred vested pension and whose retirement benefits under the Qualified Plan are limited pursuant to the Code Limitations;
(b)Except as otherwise provided below with respect to the Transferred Participants, (i) Former employees of the Company who separated from the service of the Company, and (ii) current employees of the Company who separate from the service of the Company, in each case under circumstances which the Company, in its sole discretion, deems to be for mutually satisfactory reasons and in each case with eligibility for a deferred vested pension and whose retirement benefits under the Qualified Plan are limited by the Code Limitations; and
(c)Employees of the Company who have Excess Agreements currently in effect with the Company.

Notwithstanding anything in this Supplemental Plan to the contrary, (i) effective as of the Split Date, the Transferred Participants shall cease to be Participants under this Supplemental Plan, and (ii) no individual will become a Participant after December 31, 2022.

3.	Incorporation of the Qualified Plan
The Qualified Plan, with any amendments thereto, is hereby incorporated by reference into and shall be a part of the Supplemental Plan as fully as if set forth herein. Any future amendment made to the Qualified Plan shall be also incorporated by reference into and form a part of the Supplemental Plan, effective as of the effective date of such amendment. The Qualified Plan, whenever referred to in the Supplemental Plan, shall mean such Qualified Plan as it exists as of the date any determination is made of benefits payable under the Supplemental Plan. All terms used herein shall have the meanings assigned to them under the provisions of the Qualified Plan unless otherwise qualified by the context of the Supplemental Plan. If there is any conflict between the provisions of the Qualified Plan and the provisions of the Supplemental Plan, the provisions of the Supplemental Plan will govern.

4.	Amount of Benefit
(a)The benefit payable to a Participant described in paragraphs 2(a) or (b) under the Supplemental Plan shall be equal to the excess, if any, of:

(i)	The benefit which would have been payable to such Participant under the Qualified Plan, if the provisions of the Qualified Plan were administered without regard to the Code Limitations, over

(ii)	The benefit which is in fact payable to such Participant under the Qualified Plan.

(iii)
Such benefits payable under the Supplemental Plan to any Participant shall be computed in accordance with the foregoing using the normal form of payment under the Qualified Plan and with the objective that such Participant should receive under the Supplemental Plan and the Qualified Plan the total amount which would otherwise have been payable to that Participant solely under the Qualified Plan had not the Code Limitations been applicable thereto. The Participant’s benefit under the Supplemental Plan will be paid in the form provided under paragraph 5(a). If any portion of a Participant’s benefit under the Qualified Plan is not payable at the same time the Participant’s benefit under the Supplemental Plan is payable, for purposes of this paragraph 4, the corresponding portion of the benefit under the Supplemental Plan shall be determined by calculating that portion of the benefit that would be payable under the Supplemental Plan and Qualified Plan at age 65 and then actuarially reducing such benefit from age 65 to the commencement date provided under the Supplemental Plan in accordance with paragraph 5(b).

(iv)
Any actuarial adjustments under this paragraph 4 shall be based on the Plan Assumptions and, for this purpose, the determinations made under this paragraph 4(a) will be made in the calendar year in which the Participant has a separation from service (as defined in paragraph 5).

(b)The benefit payable to a Participant described in paragraph 2(c) under the Supplemental Plan shall be the benefit described in such Participant’s Excess Agreement.
(c)

(i)
If a Participant dies prior to commencement of the Participant’s benefit payments pursuant to paragraph 5(b) and the Participant has a Spouse on his or her date of death who is not eligible for a benefit under an Excess Agreement, the Supplemental Plan shall pay to the Participant’s Spouse an amount equal to the difference between the monthly pension the Spouse would be entitled to receive under the Qualified Plan, were it not for the Code Limitations, and the monthly pension the Spouse will actually receive under the Qualified Plan. Notwithstanding the foregoing, if the Participant’s Lump Sum Beneficiary is entitled to receive a benefit under paragraph 4(c)(ii), the Participant’s Spouse is not entitled to receive any benefit under this paragraph 4(c)(i).

(ii)
If a Participant who is eligible for a benefit described in paragraph 4(a) and who has elected a Lump Sum Option pursuant to a Subsequent Election, dies after the date the Participant’s benefit would have commenced but for such Subsequent Election and prior to the Delayed Payment Date, the Supplemental Plan shall pay to the Participant’s Lump Sum Beneficiary an amount equal to the benefit that the Participant would have received had the Participant commenced his benefit one day prior to his death (such amount to include any interest accrued up to the Participant’s date of death as provided under paragraph 5(a)(iv)(D)).

For the avoidance of doubt, because benefit accruals under the Qualified Plan will cease as of December 31, 2022, no Participant or Spouse will accrue any additional benefits under this Supplemental Plan after such date.

5.	Payment of Benefits
(a)Form of Payment.

(i)
Participants. Subject to the provisions of any domestic relations order described in paragraph 7(b), the benefits payable to Participants described in paragraphs 2(a), (b) or (c) (unless otherwise provided in an Excess Agreement with a Participant) under the Supplemental Plan shall be paid in the form of a monthly annuity for the life of the Participant (a “Life Annuity”) if the Participant does not have an Initial Election or Subsequent Election for the Lump Sum Option in effect. In lieu of receiving his or her benefit in the form of a Life Annuity, at any time prior to the date benefit payments are to commence in the form of a Life Annuity in accordance with paragraph 5(b) or the Excess Agreement, if applicable, a Participant described in paragraphs 2(a), (b) or (c) (if provided for in the Excess Agreement with Participant) may elect, on a written form acceptable to the Company, to receive his or her benefit in one of the following forms (the “Optional Forms”), each of which are actuarially equivalent to the Life Annuity:

(A)
Joint Pension Option. The Joint Pension Option provides for monthly benefit payments to the Participant during his or her lifetime and thereafter to the Participant’s duly named joint pensioner, who shall be a natural person. The amount of each benefit payment to the Participant will be reduced so that the joint pensioner after the Participant’s death will receive a monthly benefit equivalent to 25%, 50%, 75% or 100%, as elected by the Participant at the time the Joint Pension Option is elected, of the monthly benefit paid to the Participant during his or her lifetime. If the joint pensioner dies after benefit payments to the Participant have started, the benefits will only be payable for the Participant’s lifetime.

(B)
Ten Year Certain and Continuous Pension Option. The Ten Year Certain and Continuous Pension Option provides monthly pension payments to the Participant during his lifetime and if he dies after benefit payments have started but before receiving 120 benefit payments, the remainder of the 120 monthly benefit payments will be paid to the Participant’s beneficiary monthly.

If a Participant elects an Optional Form that provides for a benefit to a joint pensioner or beneficiary, such joint pensioner or beneficiary shall be designated at the time the Participant elects such Optional Form. If a Participant has a Spouse and wants to designate a joint pensioner or beneficiary other than his or her Spouse, such designation will not take effect unless (i) the Participant’s Spouse consents in writing to such election, the election designates a beneficiary or a form of benefits which may not be changed without spousal consent (or the consent of the Spouse expressly permits designations by the Participant without any requirement of further consent by the Spouse), and the Spouse's consent acknowledges the effect of such election and is witnessed by a Plan representative or a notary public, or (ii) it is established to the satisfaction of a Plan representative that the consent required under (i) cannot be obtained because there is no Spouse, because the Spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may prescribe by regulations. Any consent by a Spouse or establishment that the consent of a Spouse may not be obtained shall be effective only with respect to such Spouse.

(ii)
Surviving Spouse and Lump Sum Beneficiary. Subject to paragraphs 5(a)(iii) and 5(a)(iv), any benefit payable to a surviving Spouse pursuant to paragraph 4(c)(i), shall be paid in the form of a monthly annuity for the life of the surviving Spouse. Any benefit payable to a Lump Sum Beneficiary pursuant to paragraph 4(c)(ii) shall be paid in a single, lump sum cash payment.

(iii)	Election of Lump Sum Option Upon Initial Eligibility.

(A)
Any Participant who is described in paragraphs 2(a) or (b) and who first accrues a benefit under the Supplemental Plan on and after January 1, 2011, may make an initial election, subject to the requirements of clause (B), below to receive his or her benefit and to provide that his or her Spouse will receive any Spouse’s benefit under the Supplemental Plan in the form of a single, lump sum, cash payment determined using the Plan Assumptions (a “Lump Sum Option”) in lieu of receiving the benefits in the forms provided for under paragraphs 5(a)(i) and 5(a)(ii). Any such election that does not meet all of the requirements of this paragraph 5(a)(iii) shall not be valid and, in such case, such election shall be disregarded. A Participant’s or Spouse’s benefit paid in a Lump Sum Option will be the actuarial equivalent (determined in the calendar year benefits commence, or would commence but for any delay pursuant to paragraph 5(c), using the Plan Assumptions) of the Participant’s or Spouse’s benefit payable in the form a monthly annuity for the life of the Participant (for the Participant’s benefit) or the life of the Spouse (for the Spouse’s benefit) and commencing on the date specified in paragraph 5(b).

(B)
A Participant may only make an election described under paragraph 5(a)(iii)(A) if the election (1) is completed, in writing, signed by the Participant, in a form acceptable to the Plan Administrator, and (2) is received by the Plan Administrator no later than 30 days after the first day of the Participant’s tax year immediately following the first year the Participant accrues a benefit under the Supplemental Plan. Any election made under this paragraph 5(a)(iii) will be irrevocable on the date the fully completed election form is received by the Plan Administrator.

(iv)	Subsequent Election of Lump Sum Option.

(A)
Each Plan Year, Timken may, in its discretion, designate a period of time during which a Participant described in paragraphs 2(a), (b) or (c) (unless otherwise provided in an Excess Agreement), who is an employee of the Company on or after January 1, 2011 and who did not make an Initial Lump Sum Election, may make an election, subject to the requirements of clauses (B) and (C) below, to receive his or her benefit and to provide that his or her

Spouse will receive any Spouse’s benefit under the Supplemental Plan or, if applicable, the Excess Agreement, in the form of a Lump Sum Option in lieu of receiving the benefits in the forms provided for under paragraphs 5(a)(i) and 5(a)(ii) and, if applicable, the forms provided under the Excess Agreement.

(B)
A Participant’s election described under paragraph 5(a)(iv)(A) must be filed with the Plan Administrator, in writing, signed by the Participant, in a form acceptable to the Plan Administrator (which for a Participant described in paragraph 2(c) may include an amendment to the Participant’s Excess Agreement) and must meet the following requirements: (1) the election is made at least 12 months prior to the date the Participant’s benefit would have commenced but for the Subsequent Election (if the commencement date is the Participant’s birthday or other specified time or fixed schedule described in Treasury Regulation section 1.409A-3(a)(4)); (2) except for a benefit being paid as a result of the Participant’s death, the payment under such election will be made on the date that is 5 years after the first date the Participant’s benefit could have commenced but for the Subsequent Election (the “Delayed Payment Date”); and (3) such election will not take effect until the date that is 12 months after the date on which such election becomes irrevocable. Any election made under this paragraph 5(a)(iv) will be irrevocable on the date the fully completed election forms (including an amendment to the Excess Agreement, if applicable) are received by the Plan Administrator.

(C)
Any such election that does not meet all of the requirements of this paragraph 5(a)(iv) shall not be valid and, in such case, shall be disregarded. Except as provided in an Excess Agreement, a Participant’s or Spouse’s benefit paid in a Lump Sum Option will be the actuarial equivalent (determined in the calendar year benefits would have commenced but for the Subsequent Election and any delay pursuant to paragraph 5(c) using the Plan Assumptions) of the Participant or Spouse’s benefit payable in the form of a monthly annuity for the life of the Participant (for the Participant’s benefit) or the life of the Spouse (for the Spouse’s benefit) and commencing on the date such benefit would have commenced but for the Subsequent Election.

(D)
If a Participant makes an effective election for a Lump Sum Option under this paragraph 5(a)(iv), his or her benefit will be increased at an annual rate equal to the Average Interest Rate for the period beginning on the date the Participant’s benefit would have commenced but for the Subsequent Election and any delay pursuant to paragraph 5(c) and ending on the date the benefit actually commences.

(b)Time of Payment.

(i)
Participants. Subject to any required delay pursuant to paragraph 5(a)(iv)(B)(2), with respect to a Participant who is described in paragraphs 2(a), (b) or (c) (unless otherwise provided in an Excess Agreement with the Participant or in a Transition Election), the benefits payable to such Participant under this Supplemental Plan or the Excess Agreement, as applicable, shall commence within 30 days of the later of (A) the Participant’s separation from service, or (B) the Participant’s 55th birthday. The term “Transition Election” means a Participant’s election made on or before December 31, 2008 in accordance with IRS Notice 2007-86 and other applicable guidance under Code Section 409A to designate the time at which the Participant’s benefits will commence.

(ii)
Surviving Spouses and Lump Sum Beneficiaries. Any benefit payable to a surviving Spouse or Lump Sum Beneficiary pursuant to paragraph 4(c) shall commence within 30 days of the later of (A) the Participant’s death, or (B) the date on which the Participant would have reached age 55.

(c)Delayed Benefits for Specified Employees. Notwithstanding any provision of this Supplemental Plan to the contrary, if a Participant is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section  409A of the Code, on the date the Participant separates from service, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Supplemental Plan during the six-month period immediately following the Participant’s separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month after the date of the Participant’s separation from service, or (ii) the Participant’s death. Any benefit payments that are scheduled to be paid more than six months after such Participant’s separation from service shall not be delayed and shall be paid in accordance with the schedule prescribed by paragraphs 5(a) and 5(b).
(d)Small Benefit Cash-Out. Notwithstanding any provision to the contrary but subject to paragraph 5(c), if, upon a Participant’s separation from service, the actuarial present value of the benefit the Participant is entitled to receive under this Supplemental Plan and any other plans with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan with the Supplemental Plan under Treasury Regulation Section 1.409A-1(c)(2) (the “Aggregate Benefit”) is less than $15,000, the Company may in its discretion pay the Participant’s entire Aggregate Benefit in a single lump sum payment on the 30th day following the Participant’s separation from service. To determine the Aggregate Benefit under this paragraph 5(d), the Plan Assumptions will be used.
(e)Separation from Service. For purposes of this paragraph 5, “separation from service” or “separates from service” shall mean termination of employment (within the meaning of Treasury Regulation Section 1.409A-1(h)(1)(ii)) with the Company and any member of its controlled group (as such term is used for purposes of ERISA and the Code, except that a 50% ownership or common control threshold shall be used to determine controlled group status instead of an 80% ownership or common control threshold). For purposes of the preceding sentence a termination of employment shall also include a permanent decrease in the level of bona fide services performed by the Participant after a certain date to a level that is 20% or less of the average level of bona fide services performed by the Participant over the immediately preceding 36-month period.

6.	Definitions. When the following capitalized terms are used in this Supplemental Plan, they will have the meaning specified below.
(a)“Aggregate Benefit” shall have the meaning given to such term in paragraph 5(d).
(b) “Average Interest Rate” means the single effective interest rate which results in the same lump sum amount for a benefit paid in the Lump Sum Option as results from use of the “applicable interest rate” as defined under “Plan Assumptions.”
(c)“Claimant” shall have the meaning given to such term in paragraph 8(c).
(d) “Code” means the Internal Revenue Code of 1986, as amended.
(e)“Code Limitations” shall have the meaning given to such term in paragraph 1(a).
(f)“Company” shall have the meaning given to such term in the preamble.
(g)“Competitive Activity” shall have the meaning given to such term in paragraph 10.
(h)“Delayed Payment Date” shall have the meaning given to such term in paragraph 5(a)(iv)(B).

(i)Reserved.
(j)“Initial Election” means a Participant’s election to receive his or her benefit in a Lump Sum Option in accordance with the requirements of paragraph 5(a)(iii).
(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(l)“Excess Agreements” shall have the meaning given to such term in paragraph 1(b).
(m) “Optional Forms” shall have the meaning given to such term in paragraph 5(a)(i).
(n)“Life Annuity” shall have the meaning given to such term in paragraph 5(a)(i).
(o)“Lump Sum Beneficiary” means the beneficiary the Participant designates on a written form acceptable to the Company, in its discretion, provided that if a Participant has a Spouse on the date of such designation and designates a Lump Sum Beneficiary who is not the Participant’s Spouse, that Spouse must have provided consent to such designation in accordance with the consent requirements set forth under paragraph 5(a)(i). If a Participant has not designated a Lump Sum Beneficiary in accordance with the preceding sentence, the Participant’s Lump Sum Beneficiary shall be his or her Spouse on the Participant’s date of death or, if there is no such Spouse, the Participant’s estate. If the Participant has obtained the consent of the individual who is his or her Spouse on the date the applicable Lump Sum Beneficiary is designated, the Participant will not be required to obtain the consent of any later Spouse for the prior designation of the Lump Sum Beneficiary. Notwithstanding any provision of the Plan to the contrary, if the Participant has designated his or her Spouse as a Lump Sum Beneficiary, that designation shall terminate and be of no further force and effect as of the date the individual ceases to be the Spouse of the Participant as result of divorce, dissolution, or other legal termination of the relationship.
(p)“Lump Sum Option” shall have the meaning given to such term in paragraph 5(a)(iii)(A).
(q)“Participant” shall have the meaning given to such term in paragraph 2.
(r)“Plan Assumptions” means the “applicable mortality table,” as defined in Code Section 417(e)(3) and the “applicable interest rate” as defined in Code Section 417(e)(3), during the fourth calendar month (September) immediately preceding the first day of the calendar year in which the determination is made.
(s)“Qualified Plan” shall have the meaning given to such term in paragraph 2(a).
(t)“Spouse” shall have the meaning given to such term in the Qualified Plan.
(u)“Subsequent Election” means a Participant’s election to receive his or her benefit in a Lump Sum Option in accordance with the requirements of paragraph 5(a)(iv).
(v)“Supplemental Plan” shall have the meaning given to such term in the preamble.
(w)“Timken” shall have the meaning given to such term in the preamble.
(x)“TLMT Plan” means the Timken-Latrobe-MPB-Torrington Retirement Plan.
(y)“Transferred Participant” shall have the meaning given to such term in the Qualified Plan.
(z)“Transition Election” shall have the meaning given to such term in paragraph 5(b)(i).

7.	General
(a)The entire cost of the Supplemental Plan shall be paid from the general assets of the Company. It is the intent of the Company to so pay benefits under the Supplemental Plan as they become due; provided, however, that the Company may, in its sole discretion, establish or cause to be established a trust account for any or each Participant pursuant to an agreement, or agreements, with a bank and direct that some or all of a Participant’s benefits under the Supplemental Plan be paid from the general assets of the Company which are transferred to the custody of such bank to be held by it in such trust account as property of the Company subject to the claims of its creditors until such time as benefit payments pursuant to the Supplemental Plan are made from such assets in accordance with such agreement; and until any such payment is made, neither the Plan nor any Participant, Spouse or other beneficiary shall have any preferred claim on, or any beneficial ownership interest in, such assets. Notwithstanding any provision of the Supplemental Plan to the contrary, no amounts shall be so transferred to a trust pursuant to the preceding sentence if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services. No liability for the payment of benefits under the Supplemental Plan shall (i) be imposed upon any officer, director, employee, or stockholder of the Company, (ii) be imposed upon the trust fund under the Qualified Plan, (iii) be paid from the trust fund under the Qualified Plan, or (iv) have any effect whatsoever upon the Qualified Plan or the payment of benefits from the trust fund under the Qualified Plan.
(b)No right or interest of a Participant, Spouse or other beneficiary under the Supplemental Plan shall be anticipated, assigned (either at law or in equity), or alienated by the Participant, Spouse or other beneficiary, nor shall any such right or interest be subject to attachment, garnishment, levy, execution, or other legal or equitable process or in any manner be liable for or subject to the debts of any Participant, Spouse or other beneficiary. The Company shall not recognize any attempt by any Participant, Spouse or other beneficiary to alienate, sell, transfer, assign, pledge, or otherwise encumber his or her benefits under the Supplemental Plan or any part thereof. To the extent permitted by Section 409A of the Code, this paragraph 7(b) shall not apply, however, in the case of a domestic relations order that would be a “qualified domestic relations order” within the meaning of Section 206(d)(3) of ERISA if the Supplemental Plan was subject to Section 206(d)(3) of ERISA. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Supplemental Plan may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.
(c)Employment rights shall not be enlarged or affected hereby. The Company shall continue to have the right to discharge or retire a Participant, with or without cause.

8.	Miscellaneous
(a)Timken shall, in its discretion, interpret where necessary, in its reasonable and good faith judgment, the provisions of the Supplemental Plan and, except as otherwise provided in the Supplemental Plan, shall determine the rights and status of Participants, Spouses and other beneficiaries hereunder (including, without limitation, the amount of any benefit to which a Participant or beneficiary may be entitled under the Supplemental Plan). Except to the extent federal law controls, all questions pertaining to the construction, validity, and effect of the provisions hereof shall be determined in accordance with the laws of the State of Ohio.
(b)Timken may, from time to time, delegate all or part of the administrative powers, duties, and authorities delegated to it under the Supplemental Plan to such person or persons, office or committee as it shall select. For the purposes of ERISA, Timken shall be the Supplemental Plan sponsor and the Plan Administrator.
(c)Whenever there is denied, whether in whole or in part, a claim for benefits under the Supplemental Plan filed by any person (herein referred to as the “Claimant”), the Plan Administrator shall transmit a written notice of such decision to the Claimant within 90 days of receiving the claim from the Claimant, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of the specific reasons for the denial of the claim, a reference to the relevant Supplemental Plan provisions, a description and explanation of additional information needed, and a statement advising the Claimant that, within 60 days of the date on which he or she receives such notice, he or she may obtain review of such decision in accordance with the procedures hereinafter set forth. Within such 60-day period, the Claimant or the Claimant’s authorized representative may request that the claim denial be reviewed by filing with the Plan Administrator a written request therefor, which request shall contain the following information:

(i)
the date on which the Claimant’s request was filed with the Plan Administrator; provided, however, that the date on which the Claimant’s request for review was in fact filed with Plan Administrator shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph;

(ii)	the specific portions of the denial of the claim which the Claimant requests the Plan Administrator to review;

(iii)
a statement by the Claimant setting forth the basis upon which the Claimant believes the Plan Administrator should reverse the previous denial of the Claimant’s claim for benefits and accept the claim as made; and

(iv)	any written material (offered as exhibits) which the Claimant desires the Plan Administrator to examine in its consideration of the Claimant’s position as stated pursuant to clause (iii) above.
Within 60 days of the date determined pursuant to clause (i) above, the Plan Administrator shall conduct a full and fair review of the decision denying the Claimant’s claim for benefits. Within 60 days of the date of such hearing, the Plan Administrator shall render its written decision on review, written in a manner calculated to be understood by the Claimant and including the reasons and Plan provisions upon which its decision was based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents and other information relevant to the claim, and a statement describing the Claimant’s right to bring an action under Section 502(a) of ERISA.
(d)The Company may withhold from a payment any federal (including employment taxes), state or local taxes required by law to be withheld with respect to such payments and such sums as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

9.	Amendment and Termination
(a)Timken has reserved and does hereby reserve the right to amend, restate or terminate, at any time, any or all of the provisions of the Supplemental Plan, without the consent of any Participant, Spouse, beneficiary, or any other person. Without limiting the authority of the Board of Directors of Timken or a duly authorized committee thereof to amend, restate or terminate the Supplemental Plan, the Board of Directors of Timken has authorized and instructed its Executive Vice President - Human Resources (or any other officer or delegate of an officer) to amend, restate or terminate the Plan. Any amendment, restatement or termination of the Plan shall be expressed in an instrument executed in the name of Timken. Any such amendment, restatement or termination shall become effective as of the date designated in such instrument or, if no such date is specified, on the date of its execution.
(b)Notwithstanding paragraph 9(a) hereof, no amendment, restatement or termination of the Supplemental Plan shall, without the consent of the Participant (or, in the case of his or her death, his or her beneficiary or Spouse, as applicable), adversely affect (i) the benefit under the Supplemental Plan of any Participant, Spouse or beneficiary then entitled to receive a benefit under the Supplemental Plan or (ii) the right of any Participant to receive upon termination of employment with the Company (or the right of the Participant’s Spouse or other beneficiary, as applicable, to receive upon the Participant’s death) that benefit which would have been received under the Supplemental Plan if such employment of the Participant had terminated immediately prior to the amendment, restatement or termination of the Supplemental Plan; provided, however, that the consent requirement of Participants, Spouses or other beneficiaries to certain actions shall not apply to any amendment or termination made by the Company pursuant to paragraph 11(b). Notwithstanding any provision to the contrary, Timken, in its sole discretion, may terminate this

Supplemental Plan in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix), or any successor provision.

10.	Restriction on Competition
For a period of two years following a Participant’s separation from service, the Participant shall not (a) engage or participate, directly or indirectly, in any Competitive Activity (as defined below), or (b) solicit or cause to be solicited on behalf of a competitor any person or entity which was a customer of the Company during the three year period ending on the Participant’s retirement date, if the Participant had any direct responsibility for such customer while employed by the Company. The term “Competitive Activity” shall mean the Participant’s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 25% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 25% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” shall not include (y) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (z) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise. If a Participant engages in activity prohibited by this paragraph, then in addition to all other remedies available to the Company, the Company shall be released of any obligation under the Supplemental Plan to pay benefits to such Participant or to such Participant’s Spouse or beneficiary under the Supplemental Plan.

11.	Compliance with Section 409A of the Code.
(a)To the extent applicable, it is intended that this Supplemental Plan (including all amendments thereto) comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant, Spouse or a beneficiary. This Supplemental Plan shall be administered in a manner consistent with this intent.
(b)Notwithstanding any provision of this Supplemental Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, Timken reserves the right to make amendments to this Supplemental Plan as Timken deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Supplemental Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

IN WITNESS WHEREOF, The Company has executed this amendment and restatement of this Supplemental Plan at North Canton, Ohio, this ____ day of __________, 2018.

THE TIMKEN COMPANY

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By:
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